FOR IMMEDIATE RELEASE

Media Contact:
Leah Harper
918-588-6584
lharper@bokf.com

BOK Financial announces it will discontinue its grocery store branch model; Will continue to optimize its branch network to meet evolving client preferences

Tulsa, Okla. (Nov. 12, 2014) – BOK Financial announced today that it will discontinue its grocery store branch model, resulting in 29 Instore branch closures in the first quarter of 2015. The decision comes as consumer trends lean more towards use of digital banking for everyday transactions and banking center visits for in-person advice or consult. When fully implemented in second quarter of 2015, annual cost savings are estimated to be approximately $7 to $8 million. The bank expects to take a one-time charge for severance and other expenses of approximately $5.0 million in the fourth quarter of 2014 and $1.5 million in the first quarter of 2015.

“We launched the Instore grocery branch model back in the mid-1990s as a way to add another  convenience option for clients who were visiting the grocery store and the bank weekly, or even more often,” said Pat Piper, executive vice president for Consumer Banking. “Today, the majority of our clients are using mobile and online banking, as well as deposit-friendly ATMs, for the transactions they used to do in these regular bank visits.”

Piper said that while clients aren’t coming into branches as often for routine transactions, like deposits and withdrawals, they are coming in to set up accounts, get loans and generally seek financial advice.

“Closing branches is never an easy decision, but like the rest of the banking industry, we have to keep evolving to meet the rapidly changing expectations of our clients,” said Piper. “And moving into the future that means we need more technological conveniences in our digital offerings and more financial expertise in the banking centers.”

The closing Instore branches include 24 in Oklahoma, three in New Mexico and two in North Texas. Ten remaining Instore branches in Northeast and Central Oklahoma will be relocated in their market areas and stay open until new locations are identified.

Approximately 75 employees will be displaced as a result of these closures. Piper said the company will place many Instore branch employees either in existing open positions or in new relationship banker positions that will be created to handle increased traffic in some banking centers. Displaced employees will be eligible for severance packages and retention bonuses after the branches close.

Clients of the closing Instore branches will receive a letter in the next week with information on banking centers nearby – most within a few miles of the closing branch and others with ATMs close by. Details are also posted on the bank’s websites. Once the Instore branches close in mid-February, many remaining banking centers in impacted markets will begin offering extended weekday lobby hours as well as Saturday lobby hours.

Jill Hall, senior vice president for branch delivery, said it is the company’s desire to keep ATMs in the grocery stores, which have proven to be very successful at handling clients’ routine transaction needs, especially cash and check deposits.

“We have enjoyed long-standing, mutually beneficial relationships with our grocery store partners for many years,” said Hall. “While we won’t have bankers in their stores anymore, we know that our deposit-friendly ATMs are a key driver for our clients and see it as a continuing benefit to the grocers.”

This decision is consistent with others the company has made in the past couple of years to respond to the enhancements in technology and changes in consumer behavior.

Some of the other actions BOK Financial has taken the past two years as a result of these changes in technology and consumer behavior include:

•	Closing banking centers in oversaturated geographic areas.

•	Transitioning banking center staff to the Universal Banker model, where all staff can help clients with all needs, versus having teller-specific roles and banker-specific roles.

•	Upgrading all banking center ATMs to be cash and deposit friendly with image technology.

•	Continuously enhancing online and mobile banking platforms, including mobile deposit, in-app mobile banking sign-up and early next year, a new digital banking interface.

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About BOK Financial Corporation
BOK Financial Corporation is a $29 billion regional financial services company based in Tulsa, Okla. The company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and The Milestone Group, Inc. BOKF, NA operates the TransFund, Cavanal Hill Investment Management, MBM Advisors and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas, and Colorado State Bank and Trust. Through its subsidiaries, the company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.